Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of NovaDel Pharma Inc. on Form S-3 of our report dated March 28, 2008 on our audits of the financial statements of NovaDel Pharma Inc. as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the five months ended December 31, 2006, and the fiscal years ended July 31, 2006 and 2005, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey

November 13, 2008